Exhibit 99.1

PLUMAS BANCORP REPORTS RECORD SECOND QUARTER 2021 RESULTS

Reno, Nevada, July 21, 2021 – Plumas Bancorp (Nasdaq:PLBC), the parent company of Plumas Bank, today announced earnings during the second quarter of 2021 of $4.5 million or $0.86 per share, an increase of $1.3 million from $3.2 million or $0.62 per share during the second quarter of 2020. Diluted earnings per share increased to $0.85 per share during the three months ended June 30, 2021 up from $0.61 per share during the quarter ended June 30, 2020.

For the six months ended June 30, 2021, the Company reported net income of $8.9 million or $1.72 per share, an increase of $2.4 million from $6.5 million or $1.26 per share earned during the six months ended June 30, 2020. Earnings per diluted share increased to $1.69 during the six months ended June 30, 2021 up $0.45 from $1.24 during the first six months of 2020. Earnings during the 2021 three and six month periods set records for any three month or six month period in the Company’s history.

Return on average assets was 1.45% during the current quarter, up from 1.31% during the second quarter of 2020. Return on average equity increased to 17.2% for the three months ended June 30, 2021, up from 14.0% during the second quarter of 2020. Return on average assets was 1.50% during the six months ended June 30, 2021, up from 1.41% during the first half of 2020. Return on average equity increased to 17.4% for the six months ended June 30, 2021, up from 14.6% during the first half of 2020.

Financial Highlights

June 30, 2021 compared to June 30, 2020

●	Total assets increased by $231 million, or 22%, to $1.3 billion.
●	Cash and due from banks increased by $137 million to $244 million.
●	Investment securities increased by $95 million to $249 million.
●	Total deposits increased by $228 million, or 25%, to $1.1 billion.
●	Total equity increased by $13.9 million, or 15%, to $107 million.
●	Book value per share increased by $2.60, or 15%, to $20.54, up from $17.94.

President’s Comments

Andrew J. Ryback, director, president and chief executive officer of Plumas Bancorp and Plumas Bank stated, “We are pleased to announce another record setting quarter for Plumas Bancorp. With growth resulting from PPP lending, government stimulus, client onboarding, and a reopening economy, our balances and earnings are strong.”

Ryback continued, “We also completed our acquisition of Bank of Feather River. This acquisition, which closed on July 1st, represents a milestone for Plumas Bank as it is the first full bank acquisition we have conducted in over 30 years. In connection with this acquisition, we are thrilled to appoint Julie Morehead, prior President, CEO and Director of Bank of Feather River, as a director of Plumas Bancorp and Plumas Bank. Her expertise in banking and knowledge of the Yuba City market will be of great value to our company.”

Ryback concluded, “Our significant funding resources will allow us to expand our lending relationships in the Yuba City market and we anticipate continued growth in this region.”

Loans, Deposits, Investments and Cash

Gross loans decreased by $6 million, or 1%, from $742 million at June 30, 2020 to $736 million at June 30, 2021. The largest decrease was $28 million in forgiven PPP loans which was mostly offset by an increase of $27 million in commercial real estate loans. PPP loans totaled $88 million at June 30, 2021 and $116 million at June 30, 2020. Unamortized loan fees net of unamortized loan costs on PPP loans totaled $3.9 million at June 30, 2021.

We have instituted a loan forbearance program to assist borrowers with managing cash flows disrupted due to COVID-19.  As of June 30, 2021, there were $1.3 million in loan balances on deferral related to this program.  In July, two additional loans from one customer were placed on deferral totaling $3.3 million. These two loans were placed on nonaccrual status in June 2021. We expect full repayment on these loans either through foreclosure of the underlying collateral, or through normal payments of principal and interest once the loans are taken off deferral status.

Total deposits increased by $228 million from $904 million at June 30, 2020 to $1.1 billion at June 30, 2021. We attribute much of this increase to retention of proceeds from PPP loans, a more cautious consumer, and continued growth in our customer base. The increase in deposits includes increases of $172 million in demand deposits, $82 million in savings accounts, $87 million in money market accounts, and $4 million in time deposits. These increases were partially offset by a decrease of $117 million in interest-bearing demand deposits.

During November 2020 we eliminated our interest-bearing demand deposit products, transferring these accounts to either money market accounts or non-interest bearing demand accounts based on product type. We made this change to simplify our deposit product offerings in light of the changes to Federal Reserve Board Regulation D which no longer limits the number of transfers or withdrawals from Money Market or Savings accounts.

At June 30, 2021, 53% of the Company’s deposits were in the form of non-interest bearing demand deposits. The Company has no brokered deposits.

Total investment securities increased by $95 million from $154 million at June 30, 2020 to $249 million at June 30, 2021. Cash and due from banks increased by $137 million from $107 million at June 30, 2020 to $244 million at June 30, 2021.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at June 30, 2021 were $7.3 million, up from $3.0 million at June 30, 2020. This increase mostly relates to the two loans placed on nonaccrual as discussed previously. Nonperforming assets as a percentage of total assets increased to 0.58% at June 30, 2021 up from 0.29% at June 30, 2020. OREO decreased by $183 thousand from $707 thousand at June 30, 2020 to $524 thousand at June 30, 2021. Nonperforming loans were $6.8 million at June 30, 2021 and $2.3 million at June 30, 2020. Nonperforming loans as a percentage of total loans increased to 0.93% at June 30, 2021, up from 0.31% at June 30, 2020.

The provision for loan losses decreased from $2.0 million during the first half of 2020 to $625 thousand during the current period. Net charge-offs totaled $399 thousand and $408 thousand during the six months ended June 30, 2021 and 2020, respectively. The allowance for loan losses totaled $10.1 million at June 30, 2021 and $8.8 million at June 30, 2020. The allowance for loan losses as a percentage of total loans increased from 1.19% at June 30, 2020 to 1.38% at June 30, 2021. Excluding PPP loans, the allowance for loan losses as a percentage of total loans at June 30, 2021 and 2020 was 1.56% and 1.41%, respectively.

Shareholders’ Equity

Total shareholders’ equity increased by $13.9 million from $92.9 million at June 30, 2020 to $106.8 million at June 30, 2021. The $13.9 million includes earnings during the twelve-month period totaling $16.9 million and stock option activity totaling $0.5 million. These items were partially offset by cash dividends totaling $2.7 million and a decrease of $0.8 million in net accumulated other comprehensive income.

Net Interest Income and Net Interest Margin

Net interest income was $9.9 million for the three months ended June 30, 2021, an increase of $783 thousand from the same period in 2020. The increase in net interest income includes an increase of $740 thousand in interest income and a decrease of $43 thousand in interest expense. Interest and fees on loans increased by $525 thousand related to the amortization of loan fees/costs on PPP loans and an increase in average loan balances. During the current quarter we recorded amortization of loan fees net of loan costs on PPP loans totaling $836 thousand, an increase of $455 thousand for the same quarter in 2020. This includes normal amortization on our PPP portfolio and the effect of $18 million in PPP loan forgiveness.

Average loan balances increased by $37 million, while the average yield on loans increased by 3 basis points from 4.88% during the second quarter of 2020 to 4.91% during the current quarter. Excluding the effect of the PPP loans, loan yield would have declined by 16 basis points to 4.98% for the current quarter and 5.14% during the second quarter of 2020. The change in loan yield from 2020 includes the effect of a reduction in market rates offset by the increase in the amortization of loan fees on PPP loans as discussed above. Interest on investment securities increased by $181 thousand related to growth in the investment portfolio. Average investment securities increased by $70 million to $225 million. The average yield on investment securities during the three months ended June 30, 2021 was 1.86%, a decline of 38 basis points from 2.24% during the second quarter of 2020. Interest on cash balances increased by $34 thousand related to an increase in average balances of $147 million. Net interest margin for the three months ended June 30, 2021 decreased 61 basis points to 3.40%, down from 4.01% for the same period in 2020.

Net interest income for the six months ended June 30, 2021 was $20.4 million, an increase of $2.0 million from the $18.4 million earned during the same period in 2020. Interest income increased by $1.9 million. Included in interest income during the current six month period were PPP fees net of costs of $2.3 million, an increase of $1.9 million from the same period in 2020. The average yield on loans increased by 2 basis points from 5.19% during the first six months of 2020 to 5.21% during the current period. Excluding the effect of the PPP loans, loan yield would have declined by 27 basis points to 5.07% for the current period and 5.34% during the six months ended June 30, 2020.

Average interest earning assets during the current six month period totaled $1.1 billion, an increase of $272 million from the same period in 2020. This increase in average interest earning assets consisted of increases of $68 million in average loan balances, $50 million in average investment securities and $154 million in average cash balances. The effect of the increase in average interest earning assets was partially offset by a decline in the average yield on interest earning assets of 72 basis points to 3.71%. Interest expense declined by $166 thousand. Net interest margin for the six months ended June 30, 2021 decreased 65 basis points to 3.62%, down from 4.27% for the same period in 2020.

Non-Interest Income/Expense

During the three months ended June 30, 2021 and 2020, non-interest income totaled $1.9 million. Reductions in non-interest income included $218 thousand related to the gain on the sale of one of the Company’s administrative buildings in the second quarter of 2020 and $164 thousand in gain on sale of SBA loans. During the current quarter we did not sell SBA loans. Loans originated for sale during the current quarter totaled $6.9 million. Loans held for sale at June 30, 2021 totaled $11.1 million. This compares to $5.0 million at June 30, 2020. Offsetting these reductions were increases in interchange income of $258 thousand and service charge income of $59 thousand.

During the six months ended June 30, 2021, non-interest income totaled $4.2 million, an increase of $83 thousand from $4.1 million during the six months ended June 30, 2020. This increase included an increase of $434 thousand in interchange income partially offset by the aforementioned gain on sale of an administrative building totaling $218 thousand and a decline in service charge income of $107 thousand.

During the three months ended June 30, 2021, total non-interest expense decreased by $97 thousand from the comparable period in 2020. The largest component of this decrease was a decline of $686 thousand in salary and benefit expense. During the three months ended June 30, 2021 the Company qualified for the Employee Retention Credit (ERC). The ERC was made available under the Coronavirus Aid, Relief, and Economic Security Act and modified and extended under the Taxpayer Certainty and Disaster Tax Relief Act of 2020. We recorded an ERC of $1.1 million during the current quarter as a reduction of salary and benefit expense. In addition to the ERC, the deferral of loan origination costs, which reduces salary and benefit expense, increased by $102 thousand. These items were partially offset by an increase in bonus expense of $280 thousand consistent with the increase in income during the comparable quarters and an increase in commission expense of $219 thousand related to an increase in SBA activity as well as commissions earned on PPP loan production and forgiveness activities.

The reduction in salary and benefit expense was partially offset by increases in other categories of non-interest expense the largest of which were increases of $281 thousand in professional fees and $233 thousand in outside service fees. Professional fees included legal, consulting and accounting costs related to the acquisition of Bank of Feather River totaling $227 thousand during the current quarter, while outside services included $49 thousand in merger related costs. In addition to merger related costs, the increase in professional fees includes $42 thousand in consulting costs related to implementation of the current expected credit losses methodology for estimating allowances for credit losses. Other increases in outside service fees includes an increase of $65 thousand in interchange expense consistent with the increase in interchange income and $63 thousand in costs related to outsourcing various Human Resources functions effective April 1, 2021.

During the six months ended June 30, 2021 non-interest expense increased by $58 thousand. A $691 thousand reduction in salary and benefit expense was offset by increases in other expense items the largest of which was $466 thousand in nonrecurring costs related to the acquisition of Bank of Feather River.

Plumas Bancorp is headquartered in Reno, Nevada. Plumas Bancorp’s principal subsidiary is Plumas Bank, which was founded in 1980. Plumas Bank is a full-service community bank headquartered in Quincy, California. The bank operates fourteen branches: twelve located in the California counties of Lassen, Modoc, Nevada, Placer, Plumas, Shasta and Sutter and two branches located in Nevada in the counties of Carson City and Washoe. The bank also operates two loan production offices located in the California Counties of Butte and Placer. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies

Contact: Jamie Huynh

Investor Relations

Plumas Bank

35 S. Lindan Avenue

Quincy, CA 95971

530.283.7305 ext.8908

investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of June 30,
	2021	2020	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$244,456	$107,246	$137,210	127.9%
Investment securities	248,824	153,713	95,111	61.9%
Loans, net of allowance for loan losses	725,148	732,195	(7,047)	-1.0%
Premises and equipment, net	13,594	14,163	(569)	-4.0%
Bank owned life insurance	13,701	13,359	342	2.6%
Real estate acquired through foreclosure	524	707	(183)	-25.9%
Accrued interest receivable and other assets	21,688	15,481	6,207	40.1%
Total assets	$1,267,935	$1,036,864	$231,071	22.3%

LIABILITIES AND
SHAREHOLDERS’ EQUITY
Deposits	$1,131,757	$903,992	$227,765	25.2%
Accrued interest payable and other liabilities	19,078	19,642	(564)	-2.9%
Federal Home Loan Bank advances	-	10,000	(10,000)	-100.0%
Junior subordinated deferrable interest debentures	10,310	10,310	-	0.0%
Total liabilities	1,161,145	943,944	217,201	23.0%
Common stock	7,937	7,502	435	5.8%
Retained earnings	95,228	81,023	14,205	17.5%
Accumulated other comprehensive income , net	3,625	4,395	(770)	-17.5%
Shareholders’ equity	106,790	92,920	13,870	14.9%
Total liabilities and shareholders’ equity	$1,267,935	$1,036,864	$231,071	22.3%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED JUNE 30,	2021	2020	Dollar Change	Percentage Change

Interest income	$10,183	$9,443	$740	7.8%
Interest expense	252	295	(43)	-14.6%
Net interest income before provision for loan losses	9,931	9,148	783	8.6%
Provision for loan losses	250	1,250	(1,000)	-80.0%
Net interest income after provision for loan losses	9,681	7,898	1,783	22.6%
Non-interest income	1,880	1,922	(42)	-2.2%
Non-interest expense	5,332	5,429	(97)	-1.8%
Income before income taxes	6,229	4,391	1,838	41.9%
Provision for income taxes	1,742	1,206	536	44.4%
Net income	$4,487	$3,185	$1,302	40.9%

Basic earnings per share	$0.86	$0.62	$0.24	38.7%
Diluted earnings per share	$0.85	$0.61	$0.24	39.3%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE SIX MONTHS ENDED JUNE 30,	2021	2020	Dollar Change	Percentage Change

Interest income	$20,917	$19,042	$1,875	9.8%
Interest expense	507	673	(166)	-24.7%
Net interest income before provision for loan losses	20,410	18,369	2,041	11.1%
Provision for loan losses	625	2,000	(1,375)	-68.8%
Net interest income after provision for loan losses	19,785	16,369	3,416	20.9%
Non-interest income	4,230	4,147	83	2.0%
Non-interest expense	11,624	11,566	58	0.5%
Income before income taxes	12,391	8,950	3,441	38.4%
Provision for income taxes	3,463	2,449	1,014	41.4%
Net income	$8,928	$6,501	$2,427	37.3%

Basic earnings per share	$1.72	$1.26	$0.46	36.5%
Diluted earnings per share	$1.69	$1.24	$0.45	36.3%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	6/30/2021	3/31/2021	6/30/2020	6/30/2021	6/30/2020
EARNINGS PER SHARE
Basic earnings per share	$0.86	$0.86	$0.62	$1.72	$1.26
Diluted earnings per share	$0.85	$0.85	$0.61	$1.69	$1.24
Weighted average shares outstanding	5,197	5,187	5,178	5,192	5,175
Weighted average diluted shares outstanding	5,280	5,253	5,229	5,272	5,229
Cash dividends paid per share [1]	$0.14	$0.14	$0.12	$0.28	$0.12

PERFORMANCE RATIOS (annualized for the six months)
Return on average assets	1.45%	1.55%	1.31%	1.50%	1.41%
Return on average equity	17.2%	17.7%	14.0%	17.4%	14.6%
Yield on earning assets	3.49%	3.95%	4.14%	3.71%	4.43%
Rate paid on interest-bearing liabilities	0.19%	0.20%	0.25%	0.19%	0.29%
Net interest margin	3.40%	3.86%	4.01%	3.62%	4.27%
Noninterest income to average assets	0.61%	0.82%	0.79%	0.71%	0.90%
Noninterest expense to average assets	1.73%	2.19%	2.23%	1.95%	2.51%
Efficiency ratio [2]	45.1%	49.0%	49.1%	47.2%	51.4%

	6/30/2021	3/31/2021	6/30/2020	12/31/2020	12/31/2019
CREDIT QUALITY RATIOS AND DATA
Allowance for loan losses	$10,128	$9,962	$8,835	$9,902	$7,243
Allowance for loan losses as a percentage of total loans	1.38%	1.36%	1.19%	1.39%	1.17%
Nonperforming loans	$6,817	$3,804	$2,280	$2,536	$2,050
Nonperforming assets	$7,348	$4,401	$3,002	$2,970	$2,813
Nonperforming loans as a percentage of total loans	0.93%	0.52%	0.31%	0.36%	0.33%
Nonperforming assets as a percentage of total assets	0.58%	0.36%	0.29%	0.27%	0.33%
Year-to-date net charge-offs	$399	$315	$408	$516	$1,215
Year-to-date net charge-offs as a percentage of average loans (annualized)	0.11%	0.18%	0.12%	0.07%	0.21%

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	5,199	5,197	5,179	5,182	5,166
Shareholders' equity	$106,790	$102,016	$92,920	$100,154	$84,505
Book value per common share	$20.54	$19.63	$17.94	$19.33	$16.36
Tangible common equity[3]	$106,151	$101,335	$92,102	$99,432	$83,584
Tangible book value per common share[4]	$20.42	$19.50	$17.78	$19.19	$16.18
Tangible common equity to total assets	8.4%	8.4%	8.9%	8.9%	9.7%
Gross loans to deposits	65.0%	68.6%	82.1%	72.9%	82.9%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	9.0%	9.3%	9.9%	9.2%	10.4%
Common Equity Tier 1 Ratio	15.0%	14.7%	13.9%	14.2%	13.1%
Tier 1 Risk-Based Capital Ratio	15.0%	14.7%	13.9%	14.2%	13.1%
Total Risk-Based Capital Ratio	16.2%	16.0%	15.2%	15.4%	14.2%

(1) The Company paid a quarterly cash dividend of 14 cents per share on February 15, 2021 and May 17, 2021 and quarterly cash dividends of 12 cents per share on May 15, 2020, August 14, 2020 and November 16, 2020.

(2) Efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and total noninterest income).
(3) Tangible common equity is defined as common equity less core deposit intangibles.
(4) Tangible common book value per share is defined as tangible common equity divided by common shares outstanding.